                                                                   Exhibit 10.01



          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                LICENSE AGREEMENT

         This Agreement is made and entered into as of the 16th day of June, 1998 ("Effective Date") by and between HESKA CORPORATION, a Delaware corporation having its principal place of business at 1825 Sharp Point Drive, Fort Collins, Colorado 80525 (facsimile: 970-484-9505) ("HESKA") and IMMULOGIC PHARMACEUTICAL CORPORATION, a Delaware corporation having its principal place of business at 610 Lincoln Street, Waltham, Massachusetts 02154 (facsimile: 781-466-6050) ("IMMULOGIC").

         WHEREAS, IMMULOGIC owns the rights to certain biological materials, certain patent rights and certain related know-how, and has the right to grant licenses in and to such rights and know-how, respectively; and

         WHEREAS, HESKA desires to obtain an exclusive, worldwide license (except as otherwise set forth herein) under IMMULOGIC's rights and know-how to develop and commercialize products for use in connection with diagnosis, prevention and treatment of disease in mammals (including but not limited to humans) and IMMULOGIC is willing to grant HESKA such a license, all on the terms contained in this Agreement;

         NOW, THEREFORE, the parties hereto agree as follows:

                            ARTICLE 1. - DEFINITIONS

         1.1 For purposes of this Agreement, the following words and phrases shall have the following meanings:

         1.2 "Affiliate" shall mean, with respect to a party, all entities at least fifty percent (50%) owned or controlled by such party, an entity which directly or indirectly owns or controls more than fifty percent (50%) of the voting stock of such party, and any entity, the majority ownership of which is directly or indirectly common to the ownership of such party.

         1.3 "ALLERVAX(TM) Technology" shall mean any of the patent rights under the patents and patent applications listed on Exhibit C hereto relating exclusively to the therapeutic use of T cell reactive synthetic peptides of 30 amino acids or less that have amino acid sequences derived from the corresponding regions of corresponding natural allergens for cat, ragweed, ryegrass and dog. Without limiting the generality of the foregoing, ALLERVAX(TM) Technology shall not include any of the foregoing that relate to house dust mites.

         1.4 "Biological Materials" shall mean the native and recombinant allergens covered by the Licensed Patent Rights, including proteins and peptides, genes and genetic materials encoding such allergens, proteins and peptides, and antibodies and other inhibitors of such allergens, proteins and peptides, including those on Exhibit A attached hereto, together with any and all progeny, mutations or derivatives thereof.

         1.5 "Field" shall mean the Human Field and the Veterinary Field.

         1.6 "Human Field" shall mean the field of diagnosis, prevention and treatment of allergic disease (including asthma) in humans.

         1.7 "Know-How" shall mean the Biological Materials and all information and data regarding the Biological Materials or the manufacture or use thereof in the Field not included in the Licensed Patent Rights (including, but not limited to, formulae, procedures, protocols, techniques, inventions, methods, processes, systems, compositions of matter and results of experimentation and testing and all documentation thereof). Know-How also shall include, but not be limited to
(i) medical, toxicological or other data or information relating to any Biological Materials (including, without limitation, pre-clinical and clinical data, notes, reports, models and samples), (ii) information and data with respect to manufacture, production and purification procedures and processes, as well as the analytical methodology, used in the development, testing, assaying, analysis, production and packaging of any product or service based in whole or in part on such Biological Materials, (iii) regulatory filings, data and documentation and (iv) any other information and non-patented proprietary rights with respect to the Biological Materials and the manufacture or use thereof in the Field.


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         1.8 "Licensed Know-How" shall mean all Know-How (a) which is not generally known, but has actually been disclosed to HESKA by IMMULOGIC, (b) which is necessary or useful to develop, make, use, sell or otherwise exploit products or services based in whole or in part on the Biological Materials for use in the Field, and (c) in which IMMULOGIC or any of its Affiliates has an ownership or licensable interest during the term of this Agreement. A current list of all documented Licensed Know-How is attached hereto as Exhibit B.

         1.9 "Licensed Patent Rights" shall mean (a) those patents and patent applications listed on Exhibit C hereto, (b) all patent applications heretofore or hereafter filed or having legal force in any country which claims the Biological Materials or the manufacture or use thereof, (c) all patents that have issued or in the future issue from the applications referenced in (a) or
(b), including without limitation utility, model and design patents and certificates of invention, and (d) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patent applications and patents, in each case which are directed to subject matter specifically described in the United States patents and/or patent applications described in (a), (b) or (c) above; all in which IMMULOGIC or any of its Affiliates has an ownership or licensable interest during the term of this Agreement The Licensed Patent Rights shall not include the ALLERVAX(TM) Technology. IMMULOGIC will periodically update Exhibit C.

         1.10 "Licensed Products" shall mean any product or part thereof which incorporates or has been developed or made using any of the Licensed Technology, including all Patented Products.

         1.11 "Licensed Technology" shall mean, collectively, the Licensed Patent Rights, the Licensed Know-How and Biological Materials; provided, that Licensed Technology shall not include the ALLERVAX(TM) Technology.

         1.12 "Net Sales" shall mean, with respect to any Patented Products sold by HESKA, its Affiliates and Sublicensees, the invoiced sales price of such Patented Products billed to independent customers who are not Affiliates or Sublicensees of HESKA, less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for damaged, rejected, outdated or returned product returned in accordance with HESKA policies; (b) freight and insurance costs incurred in transporting such Patented Products to such customers; (c) quantity, trade and cash discounts and other price reductions allowed; (d) discounts, fees and commissions payable to third party sales agents or distributors (but not HESKA employees) with respect to orders or sales of such Patented Products; (e) sales, use, value-added and other direct taxes incurred (to the extent included in such invoiced sales price); and (f) customs, duties, tariffs, surcharges and other governmental


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charges incurred in connection with the exportation or importation of such
Patented Products (to the extent included in such invoiced sales price).

         1.13 "New Technology" shall mean any technology (including but not limited to patents, patent applications, inventions, formulae, procedures, protocols, techniques, methods, processes, systems, compositions of matter, results of experimentation and testing and other know-how) relating to the diagnosis, prevention or treatment of allergic disease in mammals (including but not limited to humans), other than the Licensed Technology.

         1.14 "Patented Product" shall mean any Licensed Product which, at the time of sale, but for the licenses granted under this Agreement, would infringe, or the indicated use of which would infringe, any Valid Issued Claim contained in the Licensed Patent Rights in the country in which any such Licensed Product is sold.

         1.15 "Sublicensee" shall mean a person or entity other than an Affiliate to whom HESKA has sublicensed any rights hereunder. "Sublicensee" shall not include any third party distributors who perform no more than customary marketing and selling functions (including, in any foreign country, any regulatory or other activities normally undertaken by third party distributors in that country).

         1.16 "Veterinary Field" shall mean the field of diagnosis, prevention and treatment of allergic disease in mammals (other than humans).

         1.17 "Valid Issued Claim" shall mean a claim of an issued and unexpired patent included in the Licensed Patent Rights which has not been withdrawn, canceled or disclaimed, or held permanently revoked, unenforceable or invalid by the decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, in the country where a Licensed Product is sold by HESKA, its Affiliates or Sublicensees.


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                     ARTICLE 2. - LICENSE GRANT; REGULATORY
                              APPROVAL; ASSISTANCE

         2.1 License Grant. IMMULOGIC hereby grants to HESKA and its Affiliates the worldwide license, with the right to sublicense, under the Licensed Technology to develop, have developed, make, have made, use, sell, have sold and otherwise exploit Licensed Products, and services utilizing Licensed Products, in the Field.

         2.2 Exclusivity. The rights granted to HESKA in Section 2.1 shall be exclusive worldwide, except that such rights shall be nonexclusive in Japan to the extent of the nonexclusive license rights previously granted by IMMULOGIC to Sankyo Co. Ltd. HESKA's exclusive rights under this Agreement shall also be exclusive as against IMMULOGIC and its Affiliates with respect to all Licensed Technology.

         2.3 Regulatory Approval. HESKA shall determine in good faith in its discretion whether regulatory approval or licensure is required in the United States or any other jurisdiction with respect to any Licensed Product. HESKA shall be responsible and use commercially reasonable efforts to obtain any regulatory approval or license HESKA determines is required. All costs of developing Licensed Products and all costs of obtaining regulatory approval or licensure from any applicable governmental agency shall be borne by HESKA.

         2.4 Assistance; Transfer of Biological Materials. At HESKA's reasonable request, IMMULOGIC shall use its best efforts and make available its personnel at reasonable times and places, without charge, to assist HESKA in the transfer of Licensed Know-How to HESKA personnel, including, without limitation, manufacturing know-how with respect to the Biological Materials. IMMULOGIC shall maintain and transfer to HESKA on request the quantities of Biological Materials set forth on Exhibit A.

         2.5 Right of First Negotiation. During the term of this Agreement, IMMULOGIC shall give HESKA prompt written notice of any New Technology in the Field in which IMMULOGIC develops or acquires an ownership or licensable interest during the term of this Agreement, which IMMULOGIC proposes to commercialize, further develop, license or sell, either alone or in conjunction with a third party ("New Technology Notice"). For a period of sixty (60) days following HESKA's receipt of a New Technology Notice ("Negotiation Period"), at HESKA's election, IMMULOGIC shall negotiate in good faith with HESKA to agree upon a mutually acceptable arrangement for the commercialization of such New Technology by HESKA. Such arrangements may include, without limitation, a license or sale of the New Technology to HESKA, a distribution agreement, joint development or marketing agreement between HESKA and IMMULOGIC or other mutually


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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.

acceptable arrangement. Each New Technology Notice shall specify in reasonable detail all technical data, and other information in IMMULOGIC's possession relating to the New Technology. IMMULOGIC shall provide HESKA prompt access to its facilities and personnel during normal business hours and in a manner not disruptive to IMMULOGIC's normal business operations to conduct reasonable due diligence review of such New Technology throughout the Negotiation Period. At HESKA's request, IMMULOGIC also shall supply reasonable research quantities of any biological materials included within the New Technology. During the Negotiation Period, IMMULOGIC shall not, and shall cause its Affiliates, employees and agents not to, solicit, authorize the solicitation of or participate in any discussion with any third party concerning any offer or possible offer by a third party to commercialize or otherwise exploit the New Technology or any interest therein, directly or indirectly, or make any preparations for any of the foregoing.

         2.6 Commercially Reasonable Efforts of HESKA. HESKA shall use its commercially reasonable efforts to develop Licensed Products and in furtherance thereof, shall use its commercially reasonable efforts to meet the milestones for diagnostic product development more particularly described in Exhibit D attached hereto. HESKA shall provide semi-annual written reports to IMMULOGIC during the period set forth in Exhibit D with respect to the progress of such development efforts.

             ARTICLE 3. - ROYALTIES AND OTHER LICENSE CONSIDERATION

         3.1 License Fees and Milestone Payments. In consideration of the rights, privileges and licenses granted by IMMULOGIC hereunder, HESKA shall pay the license and milestone fees as follows:

                  (a) Initial license fee, nonrefundable and noncreditable against royalties, of [**], due within five (5) business days after execution of this Agreement by both parties;

                  (b) Subject to Section 3.2(c) below, milestone license fees as follows, nonrefundable and noncreditable against royalties, due within fifteen
(15) days after each of the following milestones:

                           (i) One-time fee of [**], after the first date that [**];

                           (ii)     One-time fee of [**], after the [**];

                           (iii)    One-time fee of [**], after the [**].


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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.

         3.2 Royalties. In further consideration of the rights, privileges and licenses granted by IMMULOGIC hereunder, HESKA shall pay royalties as follows:

                  (a) Veterinary Field. With respect to Patented Products sold in the Veterinary Field, royalties calculated as a percentage of quarterly Net Sales, as follows:

                    (A)      Net Sales in the Veterinary Field for gene
                             therapy or allergy prophylaxis applications    [**]

                    (B) Net Sales in the Veterinary Field for diagnostic or standard immunotherapy applications:

                             -        First [**] million of such Net
                                      Sales in the Veterinary Field         [**]

                             -        Such Net Sales in excess of [**]
                                      million up to [**] million in the
                                      Veterinary Field                      [**]

                             -        Such Net Sales in excess of [**]
                                      million in the Veterinary Field       [**]

                  (b) Human Field. Subject to Section 3.2(c) below, with respect to Patented Products sold in the Human Field, royalties calculated as a percentage of quarterly Net Sales as follows:

                    (A)      Net Sales in the Human Field for gene
                             therapy or allergy prophylaxis applications    [**]

                    (B) Net Sales in the Human Field for diagnostic or standard immunotherapy applications:

                             -        First [**] million of such Net
                                      Sales in the Human Field              [**]

                             -        Such Net Sales in excess of [**]
                                      million up to [**] million in the
                                      Human Field                           [**]

                             -        Such Net Sales in excess of [**]
                                      million in the Human Field            [**]


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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.

                  (c) Sublicense in Human Field. Notwithstanding the foregoing, if HESKA sublicenses its rights to the Licensed Technology under this Agreement with respect to diagnostic products, therapeutic products or both (as applicable, the "Sublicensed Products") in the Human Field to one or more sublicensees (collectively, a "Human Field Sublicensee") in one or more countries (each, a "Territory'"), then HESKA shall make payments to IMMULOGIC pursuant to this Section 3.2(c) ("In Lieu Payments"), in lieu of (i) all royalties otherwise payable pursuant to Section 3.2(b) with respect to Net Sales of Sublicensed Products in such Territory and (ii) the Pro Rata License Fee (as defined below) applicable to such Territory otherwise payable pursuant to
Section 3.1(b). The parties shall negotiate in good faith to pro rate any milestone license fees provided in Section 3.1(b) not previously earned by IMMULOGIC between any such Human Field Sublicensee's Territory and HESKA's other markets for Licensed Products, based on the relative size of such markets, and the amount so determined shall be the "Pro Rata License Fee." In the case of each sublicense to Human Field Sublicensee(s), the In Lieu Payment shall be an amount equal to [**] of each license fee, milestone payment or royalty payment received by HESKA from such Human Field Sublicensee pursuant to such sublicense(s) for exploitation of the Licensed Technology with respect to Sublicensed Products in the Human Field in the Territory.

         3.3 Combination Products; Services. When any Patented Products are sold in combination with other allergens or other products for a single unit price, Net Sales for such Patented Products shall be an amount equal to a percentage of the unit price determined by dividing the number of individual allergens included in the combined product that constitute Patented Products by the total number of individual allergens included in the combined product, adjusted as set forth in Section 1.11. If any Patented Products are utilized in connection with diagnostic or testing services performed for compensation by HESKA, its Affiliates or Sublicensees, Net Sales for such Patented Products shall be an amount equal to a percentage of the total compensation for such service, determined by dividing the number of individual allergens utilized in the service that constitute Biological Materials by the total number of individual allergens utilized in the service, after the adjustments set forth in Section
1.11 and deduction of HESKA's direct labor cost for such diagnostic services.

         3.4 Third Party Royalties.

                  (a) Stacking. If HESKA, its Affiliates or Sublicensees are required to pay royalties to third parties on sales of Patented Products in order to use any process or composition of matter other than the Licensed Technology to develop, have developed, make, have made, use, sell, have sold or otherwise exploit Licensed

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Products in any country, and the resulting aggregate royalty rate is [**] or greater, then the royalty rate under Section 3.2 above will be adjusted so that the combined royalty payments from HESKA to all of its licensors, including IMMULOGIC, does not exceed [**] (assuming that such adjustment is also applied to all third party royalty rates). The royalty rate payable to IMMULOGIC would be reduced to a rate determined by multiplying the royalty rate under Section
3.2 above by a fraction, the numerator of which is [**] and the denominator of which is the aggregate royalty rate. For example, if the aggregate royalty rate was [**] the new royalty rate payable to IMMULOGIC would be determined by multiplying the royalty rate under Section 3.2 above by [**]. Notwithstanding the foregoing, if HESKA's agreement with any of such other licensors provides for a royalty proration formula based on an aggregate royalty rate of greater than [**], the parties will substitute such greater aggregate royalty rate for the [**] rate set forth in this Section 3.4.

                  (b) Freedom to Operate. If HESKA, its Affiliates or Sublicensees are required to pay royalties to third parties on sales of Licensed Products in order to have the right to use any of the Licensed Technology to develop, have developed, make, have made, use, sell, have sold or otherwise exploit Licensed Products in any country, then HESKA shall have the right to credit [**] of such third party royalty payments against (i) any royalties or other payments otherwise owing to IMMULOGIC under Section 3.2 with respect to sales of such Licensed Products in such country and (ii) any milestone license fees otherwise owing to IMMULOGIC under Section 3.1(b). HESKA's offset rights pursuant to this paragraph are in addition to its indemnification rights pursuant to Article 7 of this Agreement.

                  (c) Procedure for Adjustments. In any case where both Section 3.4(a) and (b) apply, the royalty rates payable to IMMULOGIC shall first be adjusted pursuant to Section 3.4(a) and then adjusted again as provided in
Section 3.4(b).


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                          ARTICLE 4. - REPORTS; PAYMENT

         4.1 Royalty Reports; Payment. During the term of the Agreement, HESKA shall furnish to IMMULOGIC a quarterly written report calculating in reasonably specific detail the royalties and other payments payable, if any, for such quarter pursuant to this Agreement. With respect to sales of Patented Products (or third party payments pursuant to Section 3.2(c)) invoiced in United States dollars, such calculations shall be expressed in United States dollars. With respect to sales of Patented Products (or third party payments pursuant to Section 3.2(c)) invoiced in a currency other than United States dollars, such calculations shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent of the royalty payable, at the rate of exchange used by HESKA for financial reporting purposes. Reports provided in this Section 4.1 and payments provided in Section 3.2 shall be due on the forty-fifth (45th day following the close of each calendar quarter. HESKA shall keep complete and accurate records in sufficient detail to enable the royalties and other payments payable hereunder to be determined.

         4.2 Audits. Upon the written request of IMMULOGIC and not more than once in each calendar year, HESKA shall permit an independent certified public accounting firm selected by IMMULOGIC and reasonably acceptable to HESKA, at IMMULOGIC's expense, to have access during normal business hours to such of the records of HESKA as may be reasonably necessary to verify the accuracy of the payment reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to IMMULOGIC only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared. If such accounting firm correctly concludes that additional royalties or other payments were owed during such period, HESKA shall pay the additional payments plus interest at the average of the prime rates set forth in the Wall Street Journal during such period, payable within thirty (30) days of the date IMMULOGIC delivers to HESKA such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by IMMULOGIC; provided, however, if the audit correctly discloses that the royalties payable by HESKA for any audited period are more than one hundred five percent (105%) of the royalties actually paid for such period, then HESKA shall pay the reasonable fees and expenses charged by such accounting firm.

         4.3 Confidential Financial Information. IMMULOGIC shall treat all financial information subject to review under this Article 4 as Confidential Information, and shall cause its accounting firm to treat all such financial information as Confidential Information, under Article 8 below.

         4.4 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where a Patented

Product is sold, HESKA shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to IMMULOGIC's account in a bank or other depository institution in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

         4.5 Withholding Taxes. To the extent required by law, HESKA shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to amounts payable by HESKA to IMMULOGIC hereunder. HESKA promptly shall deliver to IMMULOGIC proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

                      ARTICLE 5. - COVENANT NOT TO COMPETE

         During the term of this Agreement, IMMULOGIC will not, and will cause its officers, directors, employees, and Affiliates not to, develop, manufacture, market, sell or otherwise distribute, directly or indirectly, any products or services that compete with the Licensed Products in the Field worldwide. IMMULOGIC specifically acknowledges that this covenant not to compete is a condition precedent to HESKA's entering into this Agreement, that the foregoing covenant not to compete is reasonable and necessary to protect the legitimate interests of HESKA and that HESKA would not enter into this Agreement in the absence of such restrictions. IMMULOGIC further agrees that any breach of the foregoing covenant not to compete would cause irreparable injury to HESKA, not fully compensable in damages, and that in addition to any other rights and remedies available, HESKA shall have the right to seek and obtain injunctive, declaratory or other equitable relief. The parties agree that, notwithstanding the foregoing, the development, manufacturing, marketing, sale, distribution or licensing by IMMULOGIC of any products or services based upon the ALLERVAX(TM) Technology shall not be a violation of this Article 5.

              ARTICLE 6. - PATENT PROSECUTION; INFRINGEMENT ACTIONS

         6.1 Patent Prosecution for Licensed Patent Rights. HESKA shall, during the term of this Agreement, at its sole expense, be responsible for and control the preparation and filing for, prosecution of and maintenance of Licensed Patent Rights in the United States and in foreign countries where HESKA, at its discretion, determines any such filing, prosecution or maintenance should be made. IMMULOGIC shall cooperate with HESKA, at HESKA's expense, in the filing, prosecution and maintenance of such Licensed Patent Rights, all of which may be filed, prosecuted and maintained by HESKA in the name of IMMULOGIC. If IMMULOGIC requests in writing that HESKA file, prosecute or maintain Licensed

Patent Rights in any foreign country and HESKA determines, at its reasonable discretion, not to pursue such filing, prosecution or maintenance within two (2) months after receipt of such notice, IMMULOGIC may, at its expense, file, maintain and prosecute such Licensed Patent Rights in said country. During the term of this Agreement, each party shall, upon request, provide the other with copies of all correspondence relating to such filing, prosecution and maintenance.

         6.2 Notice of Third-Party Infringement. Each party shall inform the other party promptly in writing of any alleged infringement of the Licensed Patent Rights by a third party of which such party becomes aware and of any available evidence thereof.

         6.3 Right to Enforce. During the term of this Agreement, HESKA shall have the first right, but shall not be obligated, to prosecute at its own expense all infringements of the Licensed Patent Rights and, in furtherance of such right, IMMULOGIC hereby agrees that HESKA may include IMMULOGIC as a party plaintiff in any such suit, without expense to IMMULOGIC. The total cost of any such infringement action commenced or defended solely by HESKA shall be borne by HESKA and HESKA shall keep any recovery or damages for past infringement derived therefrom. HESKA will not enter into any settlement, consent judgment or other voluntary final disposition of the suit affecting IMMULOGIC's rights under this Agreement without the consent of HESKA, which consent shall not unreasonably be withheld.

         6.4 IMMULOGIC Right to Enforce. If within one year (1) after having been notified of or having given notice of any alleged infringement, HESKA shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if HESKA shall notify IMMULOGIC at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, IMMULOGIC shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Licensed Patent Rights, and IMMULOGIC may, for such purposes, use the name of HESKA as party plaintiff. The total cost of any such infringement action commenced or defended solely by IMMULOGIC shall be borne by IMMULOGIC and IMMULOGIC shall keep any recovery or damages for past infringement derived therefrom. IMMULOGIC will not enter into any settlement, consent judgment or other voluntary final disposition of the suit without the consent of HESKA, which consent shall not unreasonably be withheld.

         6.5 Defense of Certain Actions. In the event that an action or counterclaim alleging invalidity or noninfringement of any of the Licensed Patent Rights shall be brought against IMMULOGIC or any third party, IMMULOGIC will promptly notify HESKA and HESKA shall have the right to participate in the defense of such action at its own expense. No settlement, consent judgment or other voluntary final disposition of such suit may be entered into without the consent of HESKA, which consent shall not unreasonably be withheld.

         6.6 Cooperation. In any suit brought or defended by either party under this Article 6, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

         6.7 ALLERVAX(TM) Each party shall give the other at least sixty (60) days prior written notice of any decision to stop using Lahive & Cockfield exclusively as patent counsel with respect to (i) in the case of HESKA, Licensed Patent Rights or (ii) in the case of IMMULOGIC, preparation and filing for, prosecution of and maintenance of patents and patent applications in all jurisdictions that are not included within the Licensed Patent Rights but that relate directly or indirectly to the ALLERVAX(TM) Technology (the "IMMULOGIC ALLERVAX Patents"). IMMULOGIC shall give HESKA sixty (60) days' prior written notice of IMMULOGIC's intent to abandon any of the IMMULOGIC ALLERVAX Patents in any jurisdiction. IMMULOGIC shall give HESKA five (5) days' notice of any license of the ALLERVAX(TM) Technology to any third party.

                 ARTICLE 7. - REPRESENTATIONS; INDEMNIFICATION;
                             LIMITATION OF LIABILITY

         7.1 Representations of IMMULOGIC. IMMULOGIC represents and warrants to HESKA (a) that it has full right and authority to grant the licenses under this Agreement, (b) that the execution and delivery of this Agreement will not conflict with or require any consent under the terms of any other agreement to which IMMULOGIC is a party or by which it is bound, (c) that the license agreements, if any, pursuant to which IMMULOGIC licenses any of the Licensed Technology are listed in Exhibit C hereto, are in full force and effect, no default exists under such agreements and no event has occurred which (with notice or the passage of time or both) would give the licensor the right to terminate any such agreement, (d) that upon any termination of any such license agreement for the default of IMMULOGIC, the rights granted hereunder to HESKA shall continue in full force and effect according to their terms, (e) that the Licensed Know-How listed on Exhibit B includes all the Know-How, except as expressly set forth therein, (f) that to the best of IMMULOGIC's knowledge, the Licensed Patent Rights include Valid Issued Claims in the jurisdictions identified in Exhibit C with respect to all of the Biological Materials described in Exhibit A hereto and the exploitation thereof to develop, make use and sell Licensed Products, and (g) that it has no knowledge that any third person or entity is currently infringing the Licensed Technology or that the Licensed Technology infringes the intellectual property rights of any third party. All license agreements, if any, pursuant to which IMMULOGIC licenses any of the Licensed Technology are listed in Exhibit E and IMMULOGIC has provided correct and complete copies thereof to HESKA.

         7.2 HESKA Indemnification. HESKA hereby agrees to defend, indemnify and hold harmless IMMULOGIC and its directors, officers, employees, agents and Affiliates against any loss, claim, action, damage, expense or liability (including defense costs and attorneys' fees) resulting from any third party claim or suit arising out of or relating to HESKA's breach of any representation or warranty of HESKA set forth in this Agreement or any third party claim or suit alleging that any Licensed Product infringes the patent, copyright or other intellectual property rights of any third party (except to the extent that any such claim alleges that the Licensed Technology infringes such patent, copyright or other intellectual property right); provided, however, that the foregoing indemnity obligation shall not apply where such claim is the result of the willful misconduct or negligent act of IMMULOGIC or its Affiliates, and there shall be apportionment in accordance with responsibility when such obligation derives in part from acts of HESKA and in part from acts of IMMULOGIC and its Affiliates.

         7.3 IMMULOGIC Indemnification. IMMULOGIC hereby agrees,to defend, indemnify and hold harmless HESKA and its directors, officers, employees, agents, Affiliates and Sublicensees against any loss, claim, action, damage, expense or liability (including defense costs and attorneys' fees) resulting from any third party claim or suit arising out of or relating to (i) IMMULOGIC's breach of any representation or warranty of IMMULOGIC set forth in this Agreement, or (ii) any claim that the Licensed Technology (or any portion of any of the foregoing) infringes the patent, copyright or other intellectual property rights of any third party; provided, however, that the foregoing indemnity obligations shall not apply where such claim is the result of the willful misconduct or negligent act of HESKA or its Affiliates or Sublicensees and in the case of (i) above, there shall be apportionment in accordance with responsibility when such obligation derives in part from the acts of IMMULOGIC and in part from the acts of HESKA, its Affiliates or Sublicensees.

         7.4 Indemnification Procedures. In the event that a third-party claim is made or third-party suit is filed for which either party intends to seek indemnification from the other party pursuant to this Article 7, the party seeking indemnification (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of said claim or suit The Indemnitor shall have the right to control, through counsel of its choosing, the defense of such third-party claim or suit, but may compromise or settle the same only with the consent of the Indemnitee, which consent shall not be unreasonably withheld. The Indemnitee shall cooperate fully with the Indemnitor and its counsel in the defense of any such claim or suit and shall make available to the Indemnitor any books, records or other documents necessary or appropriate for such defense. The Indemnitee shall have the right to participate at the Indemnitee's expense in the defense of any such claim or suit through counsel chosen by the Indemnitee.

         7.5 Limitation of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER HESKA NOR IMMULOGIC MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         7.6 Limitation of Liability. EXCEPT FOR THE EXPRESS INDEMNIFICATION OBLIGATIONS OF THE PARTIES SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, LOSS OF GOODWILL, OR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THIS AGREEMENT. THIS LIMITATION SHALL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

                          ARTICLE 8. - CONFIDENTIALITY

         8.1 Maintenance of Confidentiality. Each party agrees to hold all information given to it by the other party that is identified as confidential (the "Confidential Information") in confidence with the same degree of care that it would take with respect to its own proprietary information (but not less than reasonable care), and not to make the Confidential Information available in any form to any third party (provided that HESKA may disclose Confidential Information to its Affiliates and sublicensees under appropriate confidentiality agreements) or to use the Confidential Information for any purpose other than the purposes described in this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of this Agreement, including limiting disclosure to employees or other persons who have a need to know and who have signed appropriate confidentiality agreements. This restriction on disclosure shall not apply to the extent that any Confidential Information (a) is or becomes a part of the public domain through no act or omission of the receiving party; (b) was in the receiving party's lawful possession prior to the disclosure (as may be proved by the receiving party) and had not been obtained by the receiving party from the disclosing party; (c) is lawfully disclosed to the receiving party by a third party without restriction on disclosure; (d) is independently developed by the receiving party by personnel not having access to the Confidential Information (as may be proved by the receiving party) or (e) is required to be disclosed by law, order or regulation of a government agency or court of competent jurisdiction; provided, that the disclosing party shall use reasonable efforts to provide the other party notice in writing of any proposed disclosure under this subsection (e) and an opportunity to object to the disclosure or seek confidential treatment thereof. Notwithstanding the foregoing, the parties agree that this Agreement may be filed as an exhibit to any report or registration statement filed with the United States Securities and Exchange Commission (the "SEC") without notice to the other party, provided that the party filing this Agreement is advised by counsel that this Agreement is required to be so filed and such party has obtained an order from the SEC allowing for the confidential treatment of at least (i) the description of the Licensed Know-How set forth on Exhibit B hereto, and (ii) the license fees, milestone payments and royalty rates set forth in Article 3 hereof.

         8.2 Terms of the Agreement. Except as otherwise provided in Section 8.1 above, IMMULOGIC and HESKA shall not disclose any terms or conditions of this Agreement to any third party other than HESKA's Affiliates and sublicensees without the prior consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, prior to execution of the Agreement, HESKA and IMMULOGIC shall agree upon the substance of information that can be used to describe the terms of this transaction, and HESKA and IMMULOGIC may disclose such information, as modified by mutual agreement from time to time, without the other party's consent. In addition, the parties each acknowledge that the other may have disclosure obligations under applicable securities laws and accounting principles and agree to cooperate in any disclosure of this Agreement which one or both parties believe is required under such laws.

                             ARTICLE 9. - ASSIGNMENT

         This Agreement is not assignable without the prior written consent of the other party, which consent will not be unreasonably withheld; provided, however, that either party may, without such consent, assign the Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under the Agreement.

                            ARTICLE 10. - TERMINATION

         10.1 Expiration. This Agreement shall expire upon the expiration of the last Valid Issued Claim in the United States or Europe.

         10.2 Termination for Default. IMMULOGIC shall have the right to terminate this Agreement upon written notice to HESKA if:

                  (a) HESKA shall default in the performance of any of the material obligations herein contained (including, without limitation, its obligations pursuant to Section 2.6) and such default has not been cured within ninety (90) days after receiving written notice thereof from IMMULOGIC, or, if any default is not capable of being cured within such ninety (90) day period, such longer period as HESKA is diligently undertaking to cure such default.

                  (b) HESKA shall cease to carry out its business, shall be adjudged bankrupt or insolvent, shall apply for or consent to the appointment of a trustee, receiver or liquidator of its assets or shall voluntarily seek relief under any law for the aid of debtors.

         10.3 Termination for Convenience. HESKA may terminate this Agreement upon sixty (60) days' prior written notice to IMMULOGIC and upon payment of all amounts due IMMULOGIC through the effective date of termination.

         10.4 Effect of Termination. Upon expiration of this Agreement under
Section 10.1 above, HESKA, its Affiliates and Sublicensees shall have a paid-up, non-exclusive license under the Licensed Know-How to develop, have developed, make, have made, use, sell, have sold and otherwise exploit Licensed Products in the Field worldwide. Upon expiration or termination of this Agreement for any reason neither party shall be released from any obligation that matured prior to the effective date of such termination. HESKA, its Affiliates and any Sublicensee may, however, after the effective date of such termination, sell all Licensed Products in inventory provided that HESKA shall pay to IMMULOGIC the royalties thereon as required herein.

         10.5 Survival. Articles 6, 7, 8, 10 and 12 shall survive the expiration or termination of this Agreement

                              ARTICLE 11. - NOTICES

         Any notices required to be given or which shall be given under this Agreement shall be in writing delivered personally or by first class mail or facsimile, addressed to the parties at the addresses set forth on the first page (or such other address as a party shall specify by notice given in accordance with this paragraph), attention: President. Notices delivered personally or sent by facsimile shall be deemed to have been given on the date sent; those sent by mail shall be deemed to have been given three (3) days after mailing.

                           ARTICLE 12. - MISCELLANEOUS

         12.1 Governing Law. The validity and interpretation of this Agreement and the legal relation of the parties to it shall be governed by the laws of the Commonwealth of Massachusetts, without regard to principles of choice of law.

         12.2 Entire Agreement; Amendment. The parties acknowledge that this Agreement sets forth the entire understanding and agreement of the parties hereto as to the subject matter hereof and supersedes all previous understandings, agreements or inducements between the parties, written or oral, regarding such subject matter. This Agreement may be amended only by a written document signed by both parties.

         12.3 Publicity. Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of the other party (including any contraction, abbreviation, or simulation of any of the foregoing). Without the express written approval of the other party, neither party shall use any designation of the other party in any promotional activity associated with this Agreement Subject to Section 8.2, neither party shall issue any press release or make any public statement in regard to this Agreement without the prior written approval of the other party.

         12.4 Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby. In the event any provision is held illegal or unenforceable, the parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as is practical, implements purposes of the provision held invalid, illegal and unenforceable.

         12.5 No Waiver. Failure at any time to require performance of any of the provisions herein shall not waive or diminish a party's right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the party making such waiver.

         12.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives, effective as of the date on which this Agreement has been duly signed by both parties, which date will be inserted at the top of this Agreement.

                                   IMMULOGIC PHARMACEUTICAL
                                   CORPORATION

                                   By J. Joseph Marr

                                   Title President and Chief Executive Officer

                                   Date June 17, 1998

                                   HESKA CORPORATION

                                   By [illegible]

                                   Title Vice President, Business Development

                                   Date June 17, 1998

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                    EXHIBIT A

            Biological Materials Transferred from IMMULOGIC to HESKA

         The following is a list of recombinant antigen constructs available for transfer. Listed are expression vector into which the recombinant protein was cloned, antibiotic resistance marker, and host bacterial strain. Nucleic acid sequences coding for the recombinant protein are in the corresponding patent applications.

Species                    Protein           Vector            Resistance        Host     Reference
Off-Site Storage

                                      [**]

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                               Exhibit A continued

Recombinant proteins

The following is a list of recombinant proteins available for transfer. Unless specifically indicated, these are frozen solutions.

Protein           Lot#              Amount Remaining

                                      [**]

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                    EXHIBIT B

                           List of Documented Know-How

There exist written protocols for the expression and partial purification of the recombinant allergens listed below. In other cases, the information exists as raw data in archived laboratory notebooks.

Species                    Protein

[**]                       [**]

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                    EXHIBIT D

                        Development of Licensed Products:
                                   Milestones

         HESKA shall use its commercially reasonable efforts to initiate clinical trials in humans and animal studies in dogs or cats for diagnostic use of recombinant allergens by [**].

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                    EXHIBIT E

                               LICENSE AGREEMENTS

1. "License Agreement" between Massachusetts Institute of Technology and ImmuLogic Pharmaceutical Corporation entered April 3, 1987, as amended November 1, 1991, October 1, 1992 and April 1, 1994;

2. "License Agreement" between University of Melbourne and ImmuLogic Pharmaceutical Corporation, entered December 15, 1989, as amended in "Agreement to Vary License Agreement," entered December 15, 1992;

3. "Agreement" between ImmuLogic Pharmaceutical Corporation and the University of North Carolina, entered July 27, 1989.

4. "Agreement" between ImmuLogic Pharmaceutical Corporation and Princess Margaret Children's Medical Research Foundation (INC), entered June 1, 1990, as amended in "Agreement to Vary License Agreement," entered December 18, 1991;

5. "Agreement" between ImmuLogic Pharmaceutical Corporation and TVW Telethon Institute for Child Health Research, affiliated with The University Of Western Australia and Princess Margaret Hospital for Children, entered July 10, 1995;

6. "License Agreement" between University of Melbourne and Immulogic Pharmaceutical Corporation, entered August 1, 1995, as amended August 18, 1995.